Exhibit 99.1

pingtan marine enterprise EXPANDS ITS INTERNATIONAL FISHING PRESENCE THROUGH THE purchase of five internationally licensed vessels

FUZHOU, China, March 29, 2017 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced that the Company has expanded its fleet through the purchase of five vessels, including 1 refrigerated transport vessel and 4 squid jigging vessels, from Fuzhou Honglong Ocean Fishery Co., Ltd., (“Honglong”) for approximately RMB 265.3 million (or USD 38.5 million). The Company intends to fund the purchase with its cash flow generated from 2017.

Purpose of Transaction

In September 2013, the Ministry of Agriculture of the People's Republic of China ("MOA") issued a notice to suspend the acceptance of shipbuilding applications for new tuna harvesting vessels, squid harvesting vessels, Pacific saury harvesting vessels, trawlers operating on international waters, seiners on international waters, and vessels operating in the Arafura Sea, Indonesia. Thus, to comply with MOA requirements, the Company can only expand its fleet through the acquisition of vessels with fishing licenses for harvesting the above species. Vessels and fishing licenses make up the predominant portion of the total asset value.

The Company is including a link to the notice of the MOA (in Mandarin):  http://www.gov.cn/gzdt/2013-09/03/content_2480463.htm.

These recently acquired five vessels are currently licensed and sanctioned by the Chinese Fisheries Management Bureau ("http://www.cnfm.gov.cn/ ") under the Ministry of Agriculture of China, which allows the vessels to operate and fish in the high seas of the International Waters.  The Company expects to put these vessels in operation and begin recognizing sales during the second quarter of 2017.

Management Commentary

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “The rapid growing demands for deep ocean fishing products in China provide a big market for us. According to the Food and Agriculture Organization, China is a main importer of squid worldwide and market squid prices have been climbing since 2015. Therefore, The Company is committed to expanding our fishing territory while seeking various methods to increase our production capacity and enrich product categories, and acquiring fully licensed vessels from other companies is the most convenient and quickest way to increase our production capacity. We will continue to consolidate our leading position via acquisitions that expand the Pingtan fleet. We engaged a third-party appraisal firm to ensure the fairness of the transaction, and we are looking forward to placing these vessels in operation and to start recognizing sales in the second quarter.”

Asset Details

These five vessels are pre-owned refrigerated transport and squid jigging vessels. Squid jigging is a technique which uses a lead sinker with a hook molded into it to attract squid.

The average annual harvesting volume for these squid jigging vessels, under normal circumstances not affected by extreme weather conditions, is approximately 2000 tons per vessel. The Company expects the 4 squid jigging vessels to generate annual revenue of RMB 136 million (USD 20 million) to RMB 160 million (USD 23 million), based on China’s squid bulk purchase prices of RMB 17,000 (USD 2,465) to RMB 20,000 (USD 2,900) per ton during 2016 and the first quarter of 2017.

The Company conducted a third-party appraisal process, and employed a globally recognized appraiser, BMI Appraisals Limited ("www.bmi-appraisals.com").  The total transaction value was approved by Pingtan's Independent Directors and equals the appraisal value that was determined by BMI Appraisal's independent research.

List of Purchased Vessels

No.	Name of Vessel	Type of Vessel	Area of Fishing	Date Built	Gross Tonnage
1	FU YUAN YU F91	Transport/Refrigerated	International	12/14/1984	2946
2	FU YUAN YU 795	Squid Jigging	International	4/4/1981	655
3	FU YUAN YU 796	Squid Jigging	International	12/25/1983	663
4	FU YUAN YU 7880	Squid Jigging	International	8/28/2014	1497
5	FU YUAN YU 7881	Squid Jigging	International	8/28/2014	1497

The valuation reports for these vessels are provided on Pingtan’s website at the following link: http://www.ptmarine.com/fishing-operations/our-vessels

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and includes statements about expected operation, sales and annual revenue of the squid jigging vessels. . Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include inability to start sales of product in the second quarter of 2017 due to adverse weather or oceanic conditions or mechanical or other operational failure of the vessels, an unexpected dramatic decrease in production, operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company's vessels and their ability to generate expected annual revenue, applicable regulatory, environmental, political, legal and economic risks, and other risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS

The Equity Group Inc. Adam Prior, Senior Vice President Tel: (212) 836-9606 aprior@equityny.com	In China Katherine Yao, Senior Associate Tel: +86 10 6587 6435 kyao@equityny.com